Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2013 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY – January 27, 2014)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced fourth quarter and year end results for 2013.  Highlights of the Company’s financial results for the quarter and year end include:

•               Core net income of $3.7 million and $.33 per share for the quarter, a 9% increase in core net income over 2012.

•               Core net income of $13.5 million and $1.40 per share for the year 2013, a 5% increase over 2012 core net income.

•             Returns on average assets and equity utilizing core net income for 2013 were .79% and 10.18%, respectively.

•                 Net interest income increased $6.8 million for 2013, with a net interest margin of 3.24%.

•                 Total assets of $1.9 billion at year end, 17% higher than 2012.

•                 Loan growth of 27% for 2013, with loans exceeding $1 billion at year end.

•                 Deposits of $1.54 billion at year end, a 9% increase compared to 2012.

•                 Continued solid asset quality metrics and reserve coverage.

•                 Successful completion of a $37.5 million common stock offering following the announcement of agreement to acquire FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”).

•                 Tier 1 Capital increased by $53.6 million, over 40% higher than year end 2012.

•                 Declared a dividend of $.23 during the quarter.

“This was another year marked by significant achievements for Bridgehampton National Bank. Through organic growth, we eclipsed $1 billion in loans and $1.5 billion in deposits. In October, we announced the acquisition of, FNBNY Bancorp, increasing our franchise’s scale and extending our footprint into Nassau County. Finally, we strengthened our Company with the completion of an equity offering.  Complementing these milestones was our continued strong financial performance with record levels of revenues and net income. The Company has a strong, well-capitalized balance sheet, funded by core branch deposits, positioning us to successfully fulfill our mission to be the community bank of choice for the communities we serve,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for this quarter was $3.6 million or $.32 per share, while core net income was $3.7 million or $.33 per share, a 9% increase compared to $3.4 million or $.39 per share, for the same period in 2012. Net income for 2013 was $13.1 million or $1.36 per share, while core net income was $13.5 million or $1.40 per share, a 5% increase compared to $12.8 million or $1.48 per share in 2012. Core net income reflects the quarterly and annual results adjusted for acquisition costs, net of tax, related to the FNBNY acquisition that is expected to close on February 14, 2014. The decreases in earnings per share reflect the additional 1.9 million shares issued in connection with the $37.5 million common stock offering in October 2013. Rising net income reflects the growth in earning assets generating higher levels of net interest income, offsetting increases in operating expenses.  Returns on average assets and equity for 2013 were .77% and 9.89%, respectively, while core returns on average assets and equity, were .79% and 10.18%, respectively.

Interest income grew in 2013 as average earning assets increased by 17% or $239.9 million, offsetting the reduction in the net interest margin from 3.52% to 3.24%. This decline was attributable to several factors, as the positive impact of increased loan demand and higher deposit balances were offset by the continuing impact of historically low market interest rates. Net interest margin increased in the fourth quarter to 3.25% from 3.21% in the third quarter of 2013. This improvement reflects higher yields on earning assets, primarily securities, and a reduced cost of funds associated with lower deposit costs.

The provision for loan losses was $.7 million for the quarter, $.4 million lower than the 2012 fourth quarter. For 2013, the provision was $2.4 million, a decrease of $2.6 million from 2012. Net charge-offs were $.2 million for the fourth quarter of 2013, a decrease from $.7 million in the fourth quarter of 2012 and $.8 million for 2013, a decrease from $1.4 million in 2012.  These declines reflect an improving economy, increasing collateral values and stable asset quality trends.

Total non-interest income decreased $.4 million for the fourth quarter due to a $.5 million decrease in net securities gains, offset in part by higher title revenue. During the year, total non-interest income declined $1.8 million reflecting $2.0 million less in securities gains, partially offset by higher title revenue, fee income and service charges. Non-interest expense for 2013 increased in both the quarter and year due to investments in new facilities, including three new branches, enhancements to technology, additional staffing and acquisition costs.  Although non-interest expense increased in 2013, the Company’s ratio of operating expenses to average assets decreased to 2.21% from 2.34% in 2012.

“Our revenue growth reflects the benefits of the Bank’s increased scale as we continue to expand our customer base, grow core deposits and provide funding for businesses and consumers in the communities we serve.  Following our agreement to acquire FNBNY, we successfully completed a 1.9 million share common equity offering adding $37.5 million in net new capital.  This new equity capital significantly increased all relevant capital ratios, and will allow us to continue to exceed all “well-capitalized” ratios following the expected 1st quarter closing of the FNBNY acquisition.  During this quarter certain profitability measures were impacted by this equity and increase in shares outstanding.  However, a strong, well-capitalized balance sheet enables us to continue executing our community banking business strategy for the long term,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets were $1.9 billion at year end, $272 million higher than 2012 and average assets increased $251 million or 17%. These increases reflect strong organic growth, and changes in overall asset composition, as loans increased $214.8 million or 27%, while investment securities increased $40.8 million or 5%. Earning asset growth continues to be funded principally by deposits, as these increased $129.8 million or 9% to $1.54 billion at December 2013.  Demand deposits totaled $582.9 million, $53.7 million or 10% higher than December 2012.

Asset quality measures remained strong. Loans past due 30 to 89 days declined to $1.5 million at December 2013 from $2.4 million at December 2012.  Non-performing loans at December 2013 were $3.8 million or 0.38% of total loans, compared to $3.3 million or 0.41% at December 2012.  Non-performing assets increased, as we converted a $2.4 million loan through a negotiated deed in lieu of foreclosure and partial pay down into OREO, with no resulting charge-off.  The allowance for loan losses increased $1.6 million to $16.0 million from $14.4 million, as of December 2012. The allowance as a percentage of total loans was 1.58% at December 2013, compared to 1.66% at September 2013, and 1.81% at December 2012.

Stockholders’ equity grew $40.8 million to $159.5 million at December 2013, compared to $118.7 million at December 2012.  The growth reflects earnings, as well as the capital raised in connection with the October 2013 common stock offering and Dividend Reinvestment Plan, partially offset by shareholders’ dividends, and a decline in the fair value of available for sale investment securities.  Overall, Tier 1 Capital increased to $186.5 million, 40% higher than the December 2012 level.  The Company’s capital ratios continue to exceed all regulatory minimums, and the Bank remains classified as well capitalized.

FNBNY Acquisition Update

All regulatory approvals have been received in connection with the acquisition of FNBNY and a special meeting of shareholders will be held on February 12, 2014 to obtain shareholder approval of the acquisition.  Shareholders representing a majority of the FNBNY voting shares previously have entered into voting agreements to approve the acquisition, and the transaction is expected to close on Friday, February 14, 2014.

“We are excited about the anticipated February 14, 2014 closing of the FNBNY acquisition and look forward to welcoming FNBNY customers.  We have been working closely on the integration with the Board, management and employees of FNBNY to ensure all our new and future customers benefit from the expanded branch network and our community banking model,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB).  Established in 1910, BNB, with assets of approximately $1.9 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. Following the closing of the FNBNY acquisition, the combined institution will have over $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island. Through this branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

BNB continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and FNBNY, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, a failure to satisfy the conditions to closing for the proposed merger with FNBNY in a timely manner or at all; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	December 31,	December 31,

	2013	2012
ASSETS
Cash and Due from Banks	$39,997	$46,855
Interest Earning Deposits with Banks	5,576	4,394
Total Cash and Cash Equivalents	45,573	51,249

Securities Available for Sale, at Fair Value	575,179	529,070
Securities Held to Maturity	201,328	210,735
Total Securities	776,507	739,805

Securities, Restricted	7,034	2,978

Loans Held for Investment	1,013,263	798,446
Less: Allowance for Loan Losses	(16,001)	(14,439)
Loans, net	997,262	784,007
Premises and Equipment, net	27,983	26,001
Goodwill and Other Intangible Assets	2,224	2,283
Accrued Interest Receivable and Other Assets	40,163	18,390
Total Assets	$1,896,746	$1,624,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$582,938	$529,205
Savings, NOW and Money Market Deposits	855,246	722,869
Certificates of Deposit of $100,000 or more	64,445	118,724
Other Time Deposits	36,450	38,524
Total Deposits	1,539,079	1,409,322
Federal Funds Purchased and Repurchase Agreements	133,370	56,890
Federal Home Loan Bank Advances	40,000	15,000
Junior Subordinated Debentures	16,002	16,002
Other Liabilities and Accrued Expenses	8,835	8,827
Total Liabilities	1,737,286	1,506,041
Total Stockholders’ Equity	159,460	118,672
Total Liabilities and Stockholders’ Equity	$1,896,746	$1,624,713

Selected Financial Data:

Tangible Book Value Per Share	$13.90	$13.07

Capital Ratios:
Total Capital (to risk weighted assets)	16.3%	14.2%
Tier 1 Capital (to risk weighted assets)	15.1%	12.9%
Tier 1 Capital (to average assets)	10.3%	8.4%

Asset Quality:
Loans 30-89 days past due	$1,549	$2,410

Non-performing loans	$3,822	$3,289
Real estate owned	2,242	250
Non-performing assets	$6,064	$3,539

Non-performing loans/Total loans	0.38%	0.41%
Non-performing assets/Total assets	0.32%	0.22%
Allowance/Non-performing loans	418.66%	439.01%
Allowance/Total loans	1.58%	1.81%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest Income	$15,678	$13,832	$58,430	$54,514
Interest Expense	1,802	1,896	7,272	7,555
Net Interest Income	13,876	11,936	51,158	46,959
Provision for Loan Losses	700	1,075	2,350	5,000
Net Interest Income after Provision for Loan Losses	13,176	10,861	48,808	41,959
Other Non Interest Income	1,613	1,619	6,545	6,391
Title Fee Income	646	598	1,687	1,635
Net Securities Gains	-	468	659	2,647
Total Non Interest Income	2,259	2,685	8,891	10,673
Salaries and Benefits	5,520	5,121	21,532	20,705
Acquisition Costs	161	-	499	-
Amortization of Core Deposit Intangible	14	16	59	67
Cost of Extinguishment of Debt	-	-	-	158
Other Non Interest Expense	4,118	3,376	15,847	12,850
Total Non Interest Expense	9,813	8,513	37,937	33,780
Income Before Income Taxes	5,622	5,033	19,762	18,852
Provision for Income Taxes	2,017	1,623	6,669	6,080
Net Income	$3,605	$3,410	$13,093	$12,772
Basic Earnings Per Share	$0.32	$0.39	$1.36	$1.48
Diluted Earnings Per Share	$0.32	$0.39	$1.36	$1.48
Weighted Average Common Shares	11,115	8,786	9,594	8,612

Selected Financial Data:

Return on Average Total Assets	0.79%	0.86%	0.77%	0.88%
Effect of Acquisition Costs, Net of Tax	0.02%	-	0.02%	-
Core Return on Average Total Assets	0.81%	0.86%	0.79%	0.88%
Return on Average Stockholders’ Equity	8.72%	11.96%	9.89%	11.78%
Effect of Acquisition Costs, Net of Tax	0.27%	-	0.29%	-
Core Return on Average Stockholders’ Equity	8.99%	11.96%	10.18%	11.78%
Net Interest Margin	3.25%	3.24%	3.24%	3.52%
Operating Efficiency	58.71%	58.57%	61.72%	59.73%
Operating Expense as a % of Average Assets	2.11%	2.14%	2.21%	2.34%

Reconciliation of GAAP and core net income and earnings per share for the three and twelve months ended December 31, 2013 and 2012:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Income Reported (GAAP)	$3,605	$3,410	$13,093	$12,772
Adjustments:
Acquisition Costs, Net of Tax	114	-	376	-
Core Net Income	$3,719	$3,410	$13,469	$12,772

Diluted GAAP Earnings Per Share	$0.32	$0.39	$1.36	$1.48
Adjustments:
Acquisition Costs, Net of Tax	0.01	-	0.04	-
Diluted Core Earnings Per Share	$0.33	$0.39	$1.40	$1.48

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income minus acquisition costs for the FNBNY merger) and GAAP earnings per share and core earnings per share.  The Company’s management believes that the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended December 31,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$952,645	$11,819	4.92%	$739,602	$10,502	5.65%
Securities	762,844	4,131	2.15	761,169	3,677	1.92
Deposits with banks	11,078	8	0.29	8,013	8	0.40
Total interest earning assets	1,726,567	15,958	3.67	1,508,784	14,187	3.74
Non interest earning assets:
Other Assets	86,597			72,121
Total assets	$1,813,164			$1,580,905

Interest bearing liabilities:
Deposits	$964,293	$1,130	0.46%	$889,643	$1,341	0.60%
Federal funds purchased and repurchase agreements	106,403	171	0.64	78,074	138	0.70
Federal Home Loan Bank term advances	40,000	160	1.59	49,435	76	0.61
Junior Subordinated Debentures	16,002	341	8.45	16,002	341	8.48
Total interest bearing liabilities	1,126,698	1,802	0.63	1,033,154	1,896	0.73
Non interest bearing liabilities:
Demand deposits	512,118			424,494
Other liabilities	10,304			9,874
Total liabilities	1,649,120			1,467,522
Stockholders’ equity	164,044			113,383
Total liabilities and stockholders’ equity	$1,813,164			$1,580,905

Net interest income/interest rate spread		14,156	3.04%		12,291	3.01%

Net interest earning assets/net interest margin	$599,869		3.25%	$475,630		3.24%

Less: Tax equivalent adjustment		(280)			(355)

Net interest income		$13,876			$11,936

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Twelve months ended December 31,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$883,511	$45,257	5.12%	$671,103	$40,255	6.00%
Securities	721,163	14,323	1.99	675,646	15,640	2.31
Deposits with banks	9,773	28	0.29	27,840	78	0.28
Total interest earning assets	1,614,447	59,608	3.69	1,374,589	55,973	4.07
Non interest earning assets:
Other Assets	82,952			71,596
Total assets	$1,697,399			$1,446,185

Interest bearing liabilities:
Deposits	$965,825	$4,962	0.51%	$891,203	$5,607	0.63%
Federal funds purchased and repurchase agreements	73,871	560	0.76	38,613	461	1.19
Federal Home Loan Bank term advances	26,989	385	1.43	18,068	122	0.68
Junior Subordinated Debentures	16,002	1,365	8.53	16,002	1,365	8.53
Total interest bearing liabilities	1,082,687	7,272	0.67	963,886	7,555	0.78
Non interest bearing liabilities:
Demand deposits	474,367			365,999
Other liabilities	7,993			7,923
Total liabilities	1,565,047			1,337,808
Stockholders’ equity	132,352			108,377
Total liabilities and stockholders’ equity	$1,697,399			$1,446,185

Net interest income/interest rate spread		52,336	3.02%		48,418	3.29%

Net interest earning assets/net interest margin	$531,760		3.24%	$410,703		3.52%

Less: Tax equivalent adjustment		(1,178)			(1,459)

Net interest income		$51,158			$46,959